
                            HAMPSHIRE GROUP, LIMITED
                   STATEMENT RE COMPUTATION OF LOSS PER SHARE
                      (in thousands, except per share data)

                                                      Three Months Ended
                                                      --------------------
                                                      March 28,  March 29,
                                                        1998       1997
                                                      ---------  ---------
                                                            (Unaudited)
Weighted average number of common and
 common equivalent shares outstanding                   4,105      3,864
                                                        =====      =====
Net loss                                              ($1,158)     ($260)
Less - preferred dividend requirements                    -          (44)
                                                       ------       ----
Net loss applicable to common stock                   ($1,158)     ($304)
                                                       ======       ====
Net loss per share applicable to common stock          ($0.28)    ($0.08)
                                                       ======      =====